Exhibit 99.1

Kymera Therapeutics Announces Second Quarter 2025 Financial Results and Provides a Business Update

Reported positive KT-621 (STAT6) Phase 1 healthy volunteer data surpassing Kymera’s target product profile, and further validating its oral, dupilumab-like profile

KT-621 BroADen Phase 1b trial in moderate to severe atopic dermatitis (AD) patients on track to report data in 4Q25

Doses selected for KT-621 Phase 2b trials in AD and asthma, which are on track to initiate in 4Q25 and 1Q26, respectively

KT-579 (IRF5) IND-enabling studies ongoing, with Phase 1 clinical trial expected to start in early 2026

Company entered a strategic partnership with Gilead to develop novel oral molecular glue CDK2 degraders, with up to $750 million in potential total payments

Well-capitalized with $1 billion in cash as of July 31, 2025, and runway into the second half of 2028

Company to hold video conference call and webcast today at 8:30 a.m. ET

Watertown, Mass. (August 11, 2025) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today reported financial results for the second quarter ended June 30, 2025, and provided business highlights and updates on its pipeline.

“The first half of this year has been rich in data and milestones that build upon our scientific achievements and further validate the potential impact of our industry leading oral immunology pipeline. This includes the exceptional data from the healthy volunteer trial for KT-621, our once-a-day oral STAT6 degrader, which exceeded expectations across every measure showing robust target and pathway engagement, as well as safety undifferentiated from placebo,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “We’re continuing to rapidly advance this program, and with the enrollment progress we have made in the KT-621 BroADen Phase 1b trial in AD patients, we’re on track to share the BroADen study data, and to initiate our first Phase 2b study in AD, both in the fourth quarter.”

Dr. Mainolfi continued, “Additionally, we’re advancing KT-579, our oral IRF5 degrader program with broad clinical promise in areas of high unmet need, on the path to clinical entry early next year. We recently announced two collaboration updates as well, including an exciting new partnership with Gilead focused on our innovative CDK2 molecular glue program, and Sanofi’s plans to advance our second generation IRAK4 degrader, KT-485, into clinical studies. With $1 billion in cash and an extended cash runway into the second half of 2028, we are well-positioned to deliver on our goals and improve patients’ lives with a new class of oral medicines with biologics-like profiles.”

Business Highlights, Recent Developments and Upcoming Milestones

STAT6 Degrader Program

KT-621 is an investigational, first-in-class, once daily, oral degrader of STAT6, the specific transcription factor responsible for IL-4/IL-13 signaling and the central driver of Th2 inflammation. In the Phase 1 clinical study in healthy volunteers, KT-621 demonstrated complete STAT6 degradation in blood and skin following low daily oral doses, reductions of multiple disease relevant Th2 biomarkers, and a safety profile undifferentiated from placebo. KT-621, the first STAT6-directed medicine to enter clinical evaluation, has the potential to transform treatment paradigms for more than 130 million patients around the world, including children and adults, suffering from Th2 diseases such as AD, asthma, chronic obstructive pulmonary disease (COPD), chronic rhinosinusitis with nasal polyps (CRSwNP), eosinophilic esophagitis (EoE), chronic spontaneous urticaria (CSU), and prurigo nodularis (PN), among others.

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In June, the Company announced positive results from its Phase 1 healthy volunteer trial, surpassing Kymera’s target product profile and validating KT-621’s oral, dupilumab-like profile. The trial evaluated the safety, tolerability, pharmacokinetics and pharmacodynamics of single- (SAD) and multiple-ascending (MAD) doses of KT-621 compared to placebo. KT-621 demonstrated rapid, deep and prolonged STAT6 degradation in blood and skin. In blood, >90% mean STAT6 degradation was achieved at all doses above 1.5 mg. Complete STAT6 degradation was achieved in both blood and skin at all MAD doses ≥50 mg. KT-621 demonstrated an impact on Th2 biomarkers in line or superior to dupilumab with median TARC reduction up to 37% and median Eotaxin-3 reduction up to 63%. KT-621 was well-tolerated with a safety profile undifferentiated from placebo.

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The Company completed a healthy volunteer clinical trial in Japanese subjects to provide the pharmacokinetic and safety data required by regulators prior to enrollment of patients in Japan in the planned global Phase 2b studies. Results from the Japanese study were consistent with the Phase 1 healthy volunteer data reported in the U.S. trial, including robust degradation and favorable safety, and will be shared at a future medical meeting.

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The KT-621 BroADen Phase 1b trial, an open label study in patients with moderate to severe AD, is ongoing, with data expected to be reported in the fourth quarter of 2025. This single arm study is evaluating two doses with the objective to show that robust STAT6 degradation in blood and skin by KT-621 has a dupilumab-like effect on reducing multiple Th2 biomarkers in the blood and on the transcriptome of active AD skin lesions at four weeks. The study will also assess effects on clinical endpoints such as Eczema Area and Severity Index (EASI) and pruritus numerical rating scale (NRS).

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The Company completed four-month GLP toxicology studies evaluating KT-621 in NHP and rat and, consistent with its earlier two-week non-GLP and four-week GLP toxicology studies, did not observe any adverse events of any type at all doses and concentrations tested.

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Two parallel Phase 2b studies in AD and asthma patients are planned to begin in the fourth quarter of 2025 and the first quarter of 2026, respectively. Doses have been selected for the Phase 2b studies in moderate to severe AD and asthma patients, which are expected to accelerate KT-621 development and enable dose selection for subsequent parallel Phase 3 registration studies across multiple Th2 dermatology, gastroenterology and respiratory indications.

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Kymera has selected a follow-on oral STAT6 degrader to KT-621, with a strong potency, selectivity, and safety profile, and has advanced it through all required IND-enabling studies. The degrader is IND-ready should the Company decide to further advance it into the clinic in the future.

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In May, the Company presented additional KT-621 preclinical data at the American Thoracic Society (ATS) Annual Meeting and was featured in an oral showcase presentation as part of the ATS Respiratory Innovation Summit. The new asthma efficacy mouse model data demonstrated both prevention of disease progression as well as reversal of established disease, building upon the compelling preclinical characterization of KT-621.

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The Company will present the KT-621 Phase 1 healthy volunteer data in a late-breaking oral presentation at the European Respiratory Society (ERS) Congress being held September 27-October 1, 2025, in Amsterdam, Netherlands. Additionally, the Company will present KT-621 preclinical data in a poster at the European Academy of Dermatology and Venereology (EADV) Congress being held September 17-20, 2025, in Paris, France.

IRF5 Degrader Program

KT-579 is an investigational, first-in-class, oral degrader of IRF5, a genetically validated transcription factor and master regulator of immunity. KT-579 has the potential to selectively block inflammation and restore immune regulation by inhibiting pro-inflammatory cytokines, Type I IFN, and autoantibody production while sparing normal cell function. In preclinical studies, KT-579 degraded IRF5 across multiple preclinical species and in all disease-relevant tissues. In preclinical models of lupus and rheumatoid arthritis (RA), KT-579 was equal or more efficacious than clinically active or marketed small molecule inhibitors and biologics. In preclinical safety studies, KT-579 did not show any adverse effects of any type at doses and concentrations tested. KT-579 has the potential to be the first novel mechanism with broad utility in diseases where effective and well tolerated oral therapies are needed, such as lupus, Sjögren's, inflammatory bowel disease (IBD), RA and others.

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KT-579 IND-enabling studies are ongoing. The Company intends to advance the program into Phase 1 testing in early 2026.

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Additional new data from preclinical animal models in lupus and RA will be shared in two posters at the American College of Rheumatology (ACR) Annual Meeting being held October 24-29, 2025, in Chicago, Illinois.

Collaboration Updates

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In June, the Company entered into an exclusive option and license agreement with Gilead to accelerate the development and commercialization of a novel molecular glue degrader program targeting CDK2 with broad oncology treatment potential. Under the terms of the agreement, Kymera is eligible to receive up to $750 million in total payments, including up to $85 million in upfront and potential option exercise payments. In addition, Kymera may also receive tiered royalties ranging from high single-digit to mid-teens on net product sales under the collaboration. Kymera will lead all research activities for the CDK2 program. If Gilead exercises its option to exclusively license the program, Gilead will have global rights to develop, manufacture and commercialize all products resulting from the collaboration.

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In June, Sanofi informed Kymera that KT-485 (SAR447971), a selective, potent, oral IRAK4 degrader, has been prioritized for development under the companies’ existing IRAK4 collaboration, and is expected to advance into Phase 1 testing next year. Based on this decision, Sanofi will not advance Kymera’s first-generation IRAK4 degrader, KT-474. Additionally, Sanofi communicated its decision to exercise its participation election right for the IRAK4 target under the terms of the companies’ collaboration agreement. Kymera achieved a $20 million milestone in the second quarter of 2025 related to preclinical activities associated with KT-485 and is eligible to receive an additional milestone upon the start of Phase 1 clinical testing, part of up to $975 million of potential clinical, regulatory and commercial milestones.

Corporate Updates

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In June, the Company completed a $250 million underwritten equity offering. Total gross proceeds, including the underwriters’ subsequent full exercise of the overallotment option, were approximately $288 million. With these proceeds, and the upfront payment from Gilead received in July, the Company ended the month of July 2025 with an unaudited cash balance of approximately $1 billion and has extended its cash runway into the second half of 2028.

Financial Results

Collaboration Revenues: Collaboration revenues were $11.5 million for the second quarter of 2025 compared to $25.7 million for the second quarter of 2024. Collaboration revenues were all attributable to the Company’s Sanofi collaboration and the second quarter of 2025 included recognition of all remaining deferred revenue related to the collaboration. The upfront payment from Gilead has initially been recorded as deferred revenue and is expected to be recognized as revenue over the research term.

Research and Development Expenses: Research and development expenses were $78.4 million for the second quarter of 2025 compared to $59.2 million for the second quarter of 2024. This increase was primarily due to increased expenses related to the investment in the Company’s STAT6 program, platform and discovery programs, as well as costs related to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $8.0 million and $7.3 million for the second quarters of 2025 and 2024, respectively.

General and Administrative Expenses: General and administrative expenses were $17.6 million for the second quarter of 2025 compared to $17.4 million for the second quarter of 2024. The increase was primarily due to an increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, and other expenses to support growth as a public company. Stock based compensation expenses included in G&A were $7.4 million and $7.1 million for the second quarters of 2025 and 2024, respectively.

Net Loss: Net loss was $76.6 million for the second quarter of 2025 compared to $42.1 million for the second quarter of 2024.

Cash and Cash Equivalents: As of June 30, 2025, Kymera had $963.1 million in cash, cash equivalents and investments. As of July 31, 2025, Kymera had approximately $1 billion in cash, cash equivalents and investments, inclusive of the net proceeds from the full exercise of the underwriters’ option in our June 2025 follow-on offering and the upfront payment from the Gilead collaboration, both of which were received in July. Kymera expects that its cash and cash equivalents will provide the Company with a cash runway into the second half of 2028, beyond multiple clinical inflection points in our pipeline.

Event Details

Kymera will host a video conference call today, August 11, 2025, at 8:30 a.m. ET. To join the call please use this link to register. A live webcast of the event will be available under News and Events in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available following the event for three months.

About Kymera Therapeutics
Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Availability of Other Information About Kymera Therapeutics
For more information, please visit the Kymera website at https://www.kymeratx.com/ or follow Kymera on X (@KymeraTx) and LinkedIn (Kymera Therapeutics). Investors and others should note that Kymera communicates with its investors and the public using the Company website, including, but not limited to, corporate disclosures, investor presentations, FAQs, Securities and Exchange Commission (SEC) filings, and press releases, as well as on X and LinkedIn. The information that Kymera posts on its website or on X or LinkedIn could be deemed to be material information. As a result, Kymera encourages investors, the media and others interested to review the information that Kymera posts there on a regular basis. The contents of Kymera’s website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about our expectations regarding strategy, business plans and objectives on the development of our clinical and preclinical pipeline, including the therapeutic potential, clinical benefits and safety thereof, including for KT-474 and KT-485, the Phase 1b data readout of KT-621 in AD patients in the fourth quarter of 2025, the initiation of Phase 2b studies of KT-621 in patients with AD and asthma in the fourth quarter of 2025 and first quarter of 2026, respectively, the effect of initial parallel development of Phase 2b studies in AD and asthma patients on acceleration of late parallel development across multiple indications, and the preliminary cross-study assessments comparing non-head-to-head clinical data of KT-621 to published data for dupilumab, the advancement of KT-579 into Phase 1 clinical testing in early 2026, objectives on the development of CDK2 degraders, Kymera’s plans with respect to the potential benefits of and Kymera’s expectations with respect to the collaboration with Gilead, the potential achievement of upfront, option exercise, milestone and royalty payments and the extent to which CDK2 degraders generally may address breast cancer and other solid tumors, including the therapeutic potential, and Kymera’s financial condition and expected cash runway into the second half of 2028. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "expect," "estimate," "seek," "predict," "future," "project," "potential," "continue," "target," “upcoming” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from any forward-looking statements contained in this press release, including, without limitation, risks associated with: the risk that cross-trial comparisons may not be reliable as no head-to-head trials have been conducted comparing KT-621 to dupilumab, and Phase 1 clinical data for KT-621 may not be directly comparable to dupilumab’s clinical data due to differences in molecule composition, trial protocols, dosing regimens, and patient populations and characteristics, that the results from the Phase 1b KT-621 trial may differ from the Phase 1 KT-621 data, that preclinical and clinical data, including the results from the Phase 1 trial of KT-621, is not predictive of, may be inconsistent with, or more favorable than, data generated from future or ongoing clinical trials of the same product candidate, uncertainties inherent in the initiation, timing and design of future clinical trials, the availability and timing of data from ongoing and future clinical trials and the results of such trials, the ability to successfully demonstrate the safety and efficacy of drug candidates, the timing and outcome of planned interactions with and submissions to regulatory authorities, the availability of funding sufficient for our operating expenses and capital expenditure requirements, the ability of each party to perform its obligations under the Kymera and Gilead exclusive option and license agreement, whether the parties will be able to successfully conduct and complete preclinical development, clinical development and commercialization of any drug candidates under the Kymera and Gilead collaboration, the unexpected emergence of adverse events or other undesirable side effects during preclinical and clinical development, whether Kymera will be able to fund development activities and achieve development goals, including those under the Kymera and Gilead collaboration, risks and uncertainties relating to the timing and receipt of payments from Kymera’s collaboration partners, including milestone payments and royalties on future potential product sales, the availability and timing of data from future clinical trials and the results of such trials, the ability to successfully demonstrate the safety and efficacy of drug candidates, the timing and outcome of planned interactions with and submissions to regulatory authorities, the availability of funding sufficient for our operating expenses and capital expenditure requirements and other factors. These risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the most recent Quarterly Report on Form 10-Q and in subsequent filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Cash, cash equivalents and marketable securities	$ 963,074	$ 850,903
Accounts Receivable	40,000	—
Property and equipment, net	48,572	50,457
Right-of-use assets, operating lease	46,045	47,407
Other assets	33,377	29,268
Total assets	$ 1,131,068	$ 978,035
Liabilities and Stockholders’ Equity
Deferred revenue	$ 40,000	$ 13,576
Operating lease liabilities	81,601	84,017
Other liabilities	37,987	44,823
Total liabilities	159,588	142,416
Total stockholders’ equity	971,480	835,619
Total liabilities, preferred stock and stockholders’ equity	$ 1,131,068	$ 978,035

KYMERA THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Collaboration Revenue	$ 11,476	$ 25,650	$ 33,576	$ 35,937

Operating expenses:
Research and development	$ 78,388	$ 59,202	$ 158,643	$ 108,021
General and administrative	17,645	17,373	33,916	31,747
Impairment of long-lived assets	—	—	—	4,925
Total operating expenses	96,033	76,575	192,559	144,693
Loss from operations	(84,557)	(50,925)	(158,983)	(108,756)
Other income (expense):
Interest and other income	8,051	8,924	16,968	18,268
Interest and other expense	(108)	(61)	(180)	(131)
Total other income	7,943	8,863	16,788	18,137
Net loss attributable to common stockholders	$ (76,614)	$ (42,062)	$ (142,195)	$ (90,619)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.95)	$ (0.58)	$ (1.77)	$ (1.26)
Weighted average common stocks outstanding, basic and diluted	80,449,405	73,059,398	80,298,940	71,908,963

Investor and Media Contact:

Justine Koenigsberg

Vice President, Investor Relations

investors@kymeratx.com

media@kymeratx.com

857-285-5300